         EMPLOYMENT AGREEMENT (the "Agreement"), effective as of December 1, 1998 (the "Effective Date"), between eB2B Commerce, Inc., a Delaware corporation with principal offices at 29 West 38th Street, New York, New York 10018, (the "Company") and Kevin Hayes, residing at 535 Forestdale Drive, Atlanta, Georgia, ("Hayes"). The Company and Hayes may be referred to herein collectively as the "Parties" or individually as a "Party."

         WHEREAS, the Company is engaged in the sales and service of building, owning and operating electronic commerce networks;

         WHEREAS, Hayes currently serves as the Chief Technology Officer of the Company; and

         WHEREAS, the Company and Hayes believe that it is appropriate for them to memorialize their understandings with respect to Hayes's employment, including confidentiality and non-competition provisions, and agree as to each other's obligations pursuant to their employer-employee relationship.

         NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Parties do hereby agree as follows:

1        Employment. The Company hereby employs Hayes and Hayes accepts this employment and agrees to render services to the Company on the terms and conditions set forth in this Agreement. Hayes shall serve in the capacity of Chief Technology Officer, perform services for the Company normally associated with such position, and use his best efforts to meet the business requirements and goals set by the board of directors of the Company (the "Board"). In furtherance thereof, Hayes will devote his best efforts, including his full-time attention, during reasonable business hours, to the affairs and business of the Company. Hayes further agrees to observe and comply with the rules and regulations of the Company as adopted by the Board with respect to performance of his duties, and to carry out and perform orders, directions, and policies enacted by the Board.

2        Term. The term of this Employment Agreement shall be the period from the Effective Date and terminating on December 31, 2001 (the "Initial Employment Term"). The Agreement shall thereafter automatically renew for successive one year terms, until terminated by either Party in accordance with this Agreement (the "Succeeding Employment Term"), unless either Party provides written notice of termination to the other party at least ninety (90) days prior to the expiration of the Initial Employment Term or any Succeeding Employment Term.

3        Compensation.

         3.1 Base Salary. The Company will compensate and pay Hayes for his services during the term of this Agreement at a base salary of $125,000 per year, and the Company agrees that the base salary will increase annually in an amount no less than five (5%) percent of the previous year's base salary (the "Base Salary"). The Base Salary shall be payable to Hayes in accordance with the Company's standard payroll policy for similarly situated employees of the Company. The Company has the right, from the Effective Date to December 31, 1999, to accrue the Base Salary of Hayes. At any time thereafter, the Company's right and conditions to accrue the Base Salary of Hayes shall be mutually agreed upon by the Company and Hayes. In the event that the Base Salary is accrued, Hayes has the right to convert the accrued Base Salary (less applicable withholding taxes and standard payroll deductions) ("Accrued Salary") to purchase shares of the Company's Common Stock, in accordance with the Accrued Salary Stock Purchase Agreement executed simultaneously with the execution of this Agreement.

         3.2 Bonus. Hayes may receive, from time to time, bonus compensation from the Company, as established by the Board following the negotiation of the terms by the Parties (the "Bonus Compensation"). If at any time hereafter the Company shall adopt a bonus program, an option program or any other form of equity participation for senior executives of the Company, Hayes shall be eligible to participate in such program in a manner and capacity commensurate with his position and duties. Notwithstanding the foregoing, for each calendar year of this Agreement, commencing with the 1999 calendar year, the Company will pay Hayes a bonus of no less than twenty-five thousand ($25,000) dollars, payable by March 15th of the following year.

         3.3 Performance Based Options. The parties acknowledge that Hayes and the Company have entered into the 1998 Executive Performance Equity Agreement (the "Executive Performance Agreement"), to which Hayes will be granted options ("Award") to purchase up to one hundred thousand (100,000) shares of the Company's Common Stock provided that certain performance goals are met.

         3.4 Stock Options. In addition, and without limiting the foregoing, during the term of this Agreement, Hayes shall be entitled to participate, as determined by the Board of Directors, in the Company's incentive stock option plan to the same extent as other employees of the Company. For purposes of this Agreement, "Options" shall mean any options granted under the Company's incentive stock option plan and the Executive Performance Agreement.

         3.5 Deferred Compensation.

             3.6 Amount. Deferred Compensation shall be the amount which is calculated as the greater of (A) three hundred (300%) percent of the Base Salary payments Hayes would have received had his employment continued for the remaining term of this Agreement (including yearly increases); or (B) an amount equal to two hundred (200%) percent of the highest annual compensation earned by Hayes in the past three (3) years (including both Base Salary and Bonus Compensation). In addition to the Deferred Compensation, Hayes shall be entitled to all of the benefits and personal perquisites otherwise provided in this Agreement (including the car allowance, as described in Section 4.2 hereof) during the period of time which is the greater of (X) the remaining term of this Agreement, or (Y) two (2) years following the date of termination. The Deferred Compensation herein shall be deemed liquidated damages resulting from the Company's sole and exclusive remedy for any such termination. Deferred Compensation shall not be diminished or offset by reason of any earnings by Hayes subsequent to the date of termination.

         3.7 Payment of Deferred Compensation. Except as otherwise provided below, the Deferred Compensation shall be paid in monthly installments over the twelve (12) months following the event giving rise to the payment of Deferred Compensation. If employment termination is a result of the death of Hayes, the initial Deferred Compensation payments shall be made within fifteen (15) days after the personal representative of Hayes's estate notifies the Company that Letters Testamentary have been issued to the estate appointing an authorized representative of the estate.

         3.8 Withholding. All compensation paid to Hayes shall be subject to the applicable withholding taxes and other employment taxes as required with respect to compensation paid by an employer to an employee.

4        Benefits.

         4.1 Health Insurance; Vacation. The Company shall provide Hayes with health insurance coverage, personal time and other benefits during the term of this Agreement as agreed upon by the Board, but in no event will such benefits be less than those offered to other employees of the Company. Hayes shall be entitled to four (4) weeks paid vacation during each year of this Agreement.

         4.2 Car Allowance. The Company will pay to Hayes a car allowance of seven hundred ($700) dollars per month.

         4.3 Life Insurance. Provided the Company has a net worth (as reflected on any quarterly or annual financial statements) in excess of one million ($1,000,000) dollars, the Company shall provide, at its own expense, life insurance coverage on Hayes's life for five hundred thousand ($500,000) dollars. Hayes shall have full discretion to name the beneficiary of this insurance. The Company shall have the right at its own expense and for its own benefit to purchase additional insurance on Hayes's life for the benefit of the Company, and Hayes shall cooperate by providing necessary information, submitting to required medical examinations, and otherwise complying with the insurance carrier's requirements.

         4.4 Travel Expenses. Commencing January 1, 2000, the Company shall reimburse Hayes or otherwise provide for or pay up to ten thousand ($10,000) dollars a year for all reasonable expenses incurred by Hayes in connection with traveling from his residence in Atlanta, GA to the Company's offices currently located in New York, NY or to such other location as the Board of Directors may direct from time to time ("Corporate Headquarters"). In the event Hayes relocates to the New York City Area, the Company will cease paying Hayes's travel expenses pursuant to this Section 4.4.

         4.5 Moving Expenses. In the event Hayes desires to relocate his permanent residence from Atlanta, GA to New York, NY or an area within a fifty
(50) mile circumference of New York, NY ("New York City Area"), the Company shall reimburse Hayes or otherwise provide for or pay up to twenty-five thousand ($25,000) dollars for reasonable expenses incurred in relocating him and his family to the New York City Area.

5        Expenses. The Company shall reimburse Hayes or otherwise provide for or pay for all reasonable expenses incurred by Hayes in furtherance of or in connection with the business of the Company, including, but not by way of limitation, (i) all reasonable expenses incurred by Hayes in accordance with the Company's travel policy, as established by the Board; and (ii) all reasonable expenses in connection with Hayes's attendance at trade and professional conferences, which are in furtherance of the business of the Company. Hayes agrees that he will furnish the Company with adequate records and other documents for the substantiation of each such business expense.

6        Employment Termination.

         6.1 Resignation of Hayes. The Parties agree that Hayes has the right to voluntarily terminate his employment with the Company by providing the Company with a minimum of sixty (60) days' notice. Upon the termination date specified in the notice, Hayes will cease to have any of the powers associated with the offices he held with the Company. In such event, all of the Company's obligations under this Agreement will terminate immediately upon the date of such termination of employment, and the Company will not be required to pay Hayes the Deferred Compensation.

         6.2 Termination by the Company for Convenience. The Parties agree that the Board has the right to terminate Hayes's employment for convenience during the term of this Agreement upon notice to Hayes. In such event, the Company will pay Hayes the Deferred

Compensation. The date of termination will be the date specified in a notice from the Board, and Hayes will cease to have any power of his office as of such date.

         6.3 Termination by the Company for Cause. The Parties agree that the Board has the right to terminate Hayes's employment during the term of this Agreement for "Cause." For the purposes of this Agreement, the term "Cause" will mean:

             6.3.1 Conduct on Hayes's part willfully intended to or likely to injure the Company's business or reputation;

             6.3.2 Actions by Hayes intentionally furnishing materially false, misleading, or omissive information to the Board;

             6.3.3 Hayes is convicted of any felony or other serious offense;

             6.3.4 Abusive use of drugs or alcohol by Hayes;

             6.3.5 Any fraud, embezzlement or misappropriation by Hayes of the "assets" of the Company. For the purposes of this provision, the Parties acknowledge that "asset" includes, but is not limited to the "Confidential Information" (as defined in Section 7 of this Agreement); or

             6.3.6 The willful and significant failure by Hayes to perform duties and obligations as set forth in this Agreement, resulting in substantial damage to the Company, but not encompassing illness, physical or mental incapacity.

         In the event that Hayes's employment is terminated by the Company for Cause, the date of employment termination will be as specified in a notice to Hayes from the Company, and Hayes will cease to have any authority to act on behalf of the Company as of such date. The Company will pay Hayes the Base Salary and any Bonus Compensation due him as of such date, and all benefits provided by the Company to Hayes will cease as of such date except as otherwise required by law. In such event, the Company will not be required to pay Hayes the Deferred Compensation.

         6.4 Termination by the Company for Death or Disability. The Parties agree that Hayes's employment will terminate upon Hayes's death or Disability. The term "Disability" shall be defined as Hayes's inability, through physical or mental illness or other cause, to perform the majority of his usual duties for a period of at least three (3) continuous months. If Hayes's employment is terminated due to Hayes's death or Disability, the Company will pay Hayes the Deferred Compensation.

         6.5 Good Reason. Hayes may terminate his employment for Good Reason ("Good Reason") upon sixty (60) days' notice to the Company if (i) Hayes's duties are materially diminished or altered so as to be inconsistent with Hayes's position, authority or responsibilities as the Chief Technology Officer of the Company; (ii) any change of Hayes's title; (iii) any substantial adverse change in Hayes's position, authority or responsibilities as the Chief Technology Officer; (iv) the material failure by the Company to comply with the terms of this Agreement; (v) the Company requires Hayes to be based or perform services at any location more than fifty (50) miles from New York, NY (except normal travel requirements associated with Hayes's position and title); or (vi) Hayes's Base Salary is materially diminished. In the event Hayes's employment relationship with the Company is terminated for "Good Reason," the Company will pay Hayes the Deferred Compensation. In the event that Hayes shall in good faith give a "Notice of Termination," as hereinafter defined in Section 6.7 hereof, for Good Reason and it shall thereafter be determined that Good Reason did not exist, the employment of Hayes shall, unless the Company and Hayes shall otherwise mutually agree, be deemed to have terminated, at the date of the giving of such purported Notice of Termination. In such event Hayes shall be deemed to have elected to voluntarily resign and shall be entitled to receive only those payments and benefits which he would have been entitled to receive at such date under Section 6.1 of this Agreement.

         6.6 Change of Control. Provided that the Company is a public company, Hayes may terminate this Agreement upon thirty (30) days' notice to the Company at any time within the one hundred eighty (180) day period following the date of the occurrence of a "Change of Control." For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if: the Company has a net worth of at least one million ($1,000,000) dollars (as reflected on any quarterly or annual financial statement), and either (i) a third person, including an entity or a "group" as defined in Article 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (other than an entity or "group" which includes Hayes), becomes the beneficial owner of shares of the Company having thirty (30%) percent or more of the total number of votes that may be cast for the election of directors of the Company in the year 2000 and thereafter; or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger of other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company. In the event Hayes's employment relationship with the Company is terminated for a Change of Control, the Company will pay Hayes the Deferred Compensation.

         6.7 Termination by the Company for Lack of Presence. The Parties agree that, commencing on January 1, 2000, Hayes must be present, at a minimum of four
(4) business days a week, at the Corporate Headquarters ("Minimum Time"). In the event that Hayes fails to spend the Minimum Time, the Company may terminate Hayes's employment relationship with the Company. In such an event, the Company will not be required to pay Hayes the Deferred Compensation.

         6.8 Notice of Termination. Any termination by the Company for Cause, or by Hayes for Good Reason shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 18 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Hayes's employment under the provision so indicated and
(iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement which date shall be in accordance with the specific termination provision of this Agreement relied upon.

         6.9 Obligations of the Company Upon Certain Terminations. In the event that Hayes's employment with the Company is terminated pursuant to Sections 6.2, 6.4, 6.5 and 6.6 of this Agreement, all Options granted to Hayes by the Company shall immediately vest upon such termination and remain exercisable until the scheduled expiration date of each such Option. The Options shall be subject to the provisions of the specific option agreement currently in effect with regard to each Option grant, provided that, to the extent the provisions of the option agreements are inconsistent with this Section 6.8.1, the Section shall control.

         6.10 Survival of Agreement Upon Termination. In the event that Hayes's employment is terminated pursuant to any provision set forth in this Section 6, the rights and obligations of the Parties which are set forth in Sections 7 through 17 of this Agreement shall survive the employment termination for a period from the date of such employment termination through the third (3rd) anniversary of such date.

7        Confidential Information. Hayes hereby agrees and acknowledges that the following information and materials, whether in written, oral, magnetic, photographic, optical or other form and whether now existing or developed or created during the period of Hayes's employment or engagement with the Company, excepting information obtained by Hayes from general or public sources, are proprietary to the Company and are highly confidential in nature (the "Confidential Information"):

         7.1 Business Records, Marketing Plans and Customer Information. All books, records, documents, memoranda and materials, and the information contained therein directly relating to the business and finances of the Company including, but not limited to: (i) marketing and development plans, forecasts, forecast assumptions, forecast volumes, future plans and potential strategies of the Company; (ii) cost objectives, pricing policies and procedures, quoting policies and procedures, and unpublished price lists; (iii) licensing policies, strategies and techniques; (iv) customer lists, names of past, present and prospective customers and their representatives; (v) data and other business information about or provided by past, present and prospective customers; (vi) names of past, present and prospective vendors and their representatives, data and other Information about or provided by past, present and prospective vendors; (vii) purchasing information, orders, invoices, billings, and payment of billings; (viii) past, present and prospective licenses and licensees, the terms and conditions of any licenses or prospective licenses, contracts or prospective contracts; (ix) types of products, supplies, materials and services purchased, leased, licensed and/or sold by the Company; (x) past, present and future research and development arrangements; (xi) customer service information;
(xii) joint ventures, mergers and/or acquisitions; (xiii) the Company personnel policies and procedures, the Company personnel files, and the compensation of officers, directors and employees of the Company; and (xiv) all other confidential business records and trade secrets of the Company.

         7.2 Technology and Manufacturing Procedures. All books, records, documents, memoranda and materials, and the information contained therein, relating to the technology of the Company (whether or not patentable, whether or not protected by copyright, whether developed by or for the Company) including, but not limited to: (i) ideas and concepts for existing and new products, processes and services; (ii) specifications for products, equipment and processes, whether technical or financial; (iii) manufacturing and performance specifications and procedures; (iv) engineering drawings, flow charts, and graphs; (v) technical, research and engineering data; (vi) formulations, materials, and material specifications; (vii) laboratory studies and benchmark tests; (viii) laboratory notebooks; (ix) plant layout and equipment; (x) manuals, including service manuals and operation manuals; (xi) quality assurance policies, procedures and specifications; (xii) validation studies; and (xiii) all other know-how, methodology, procedures, techniques and trade secrets related to the research, engineering and development affairs of the Company.

         7.3 Third Party Information. Any and all other information and materials in the Company's possession or under its control from any other person or entity which the Company is obligated to treat as confidential or proprietary ("Third Party Information").

         7.4 Not Generally Known. Any and all Confidential Information not generally known to the public or within the industries or trades in which the Company competes.

8        General Skills and Knowledge. The general skills and experience gained by Hayes during Hayes's employment with the Company, and information publicly available or generally known within the industries or trades in which the Company competes, is not considered Confidential Information.

9        Hayes's Obligations as to Confidential Information and Materials.
During Hayes's employment by the Company, Hayes will have access to Confidential Information and will occupy a position of trust and confidence with respect to the Company's affairs and business. Hayes agrees to take the following steps to preserve the confidential and proprietary nature of the Confidential
Information:

         9.1 Non-Disclosure. During and for a period of three (3) years after Hayes's employment with the Company, Hayes will not use, disclose or otherwise permit any person or entity access to any of the Confidential Information other than as required in the performance of Hayes's duties with the Company.

         9.2 Prevent Disclosure. Hayes will take all reasonable precautions to prevent disclosure of the Confidential Information in accordance with the Company's reasonable instructions to Hayes.

         9.3 Return all Materials. Upon termination of Hayes's employment with the Company, for any reason whatsoever, Hayes will deliver to the Company all tangible materials embodying the Confidential Information, including, without limitation, any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information.

10      Ideas and Inventions. Hayes agrees that all right, title and interest in or to any and all Inventions are the property of the Company. For the purposes of this Agreement, "Inventions" shall mean all ideas, concepts, know-how, techniques, processes, methods, inventions, discoveries, developments, innovations and improvements (i) conceived or made by Hayes, whether alone or with others, in the course of Hayes's employment by the Company, or (ii) conceived or made by Hayes, whether alone or with others, in the course of Hayes's employment, but which reach fruition within the period from the date of termination of Hayes's employment through the second (2nd) anniversary of such date, and which either (a) involve or are reasonably related to the business of the Company or to the Company's actual or demonstrably anticipated research or development; or (b) incorporate or are derived from, in whole or in part, any of the Confidential Information. Hayes agrees to promptly disclose all Inventions to the Company, and to provide all assistance reasonably requested by the Company in the preservation of its interests in the Inventions, such as by executing documents, testifying, etc. Hayes agrees to execute, acknowledge and deliver any instruments confirming the complete ownership by the Company of such Inventions. Such assistance shall be provided at the Company's expense without any additional compensation to Hayes.

11       Post-Employment Procedures. Hayes agrees that, upon the termination of his employment with the Company, he will (i) participate in good faith in the Company's exit interview process; and (ii) enter into an appropriate Employment Termination Agreement, in which, among other things, Hayes will represent to the Company that he has fully complied with the terms of this Agreement and that he will fulfill the then-executory obligations contained in this Agreement.

12       Copyrights. Hayes agrees that any work prepared for the Company which is protected under United States Copyright laws or under the universal Copyright Convention, the Berne Copyright convention and/or the Buenos Aires Copyright Convention shall be a work made for hire and ownership of all copyrights (including all renewals and extensions) therein shall vest in the Company. In the event any such work is deemed not to be a work made for hire for any reason, Hayes hereby grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of its copyright in such work, such assistance to be provided at the Company's expense but without any additional compensation to Hayes. Hayes hereby agrees to and does hereby waive all moral rights with respect to the work developed or produced hereunder, including, without limitation any and all rights of identification of authorship and any and all rights of approval, restriction, or limitation on use or subsequent modifications.

13       Conflicting Obligations and Rights. Before (i) performing any obligations Hayes may have to preserve the confidentiality of another's proprietary information or materials, or (ii) exercising any rights Hayes may claim to any patent or copyrights trade secrets, or other discoveries, inventions, ideas, know-how, techniques methods, processes or other proprietary information or materials before performing that work, Hayes shall inform the Company in writing of any apparent conflict between Hayes's work for the Company and such other obligations and/or rights. In the absence of such written notice, the Company may conclude that no such conflict exists and Hayes agrees thereafter to make no such claim against the Company. The Company shall hold such disclosures by Hayes in strict confidence.

14       Restrictive Covenants.

         14.1 Hayes acknowledges that (i) the Company's business is all aspects of business-to-business electronic commerce, but not limited to, building, owning and operating electronic commerce networks; and providing systems integration and consulting services relating thereto, and that (ii) fulfillment of the obligations hereunder will result in Hayes becoming familiar with the business affairs of the Company and any present or future parent, subsidiary and/or affiliate.

         14.2 Covenant Not to Compete. In consideration for the Compensation, and as a condition to the performance by the Company of all obligations under this Agreement, Hayes agrees that during the Initial Employment Term or any Succeeding Employment Terms of this Agreement and for the period from the date of termination of Hayes's employment pursuant to either Section 6.1 or 6.3 hereof through the second (2nd) anniversary of such date, Hayes shall not directly or indirectly through any other person, firm or corporation compete with or be engaged in the same business or "participate in" any other business or organization which during such period competes with or is engaged in the same business as the Company. The term "participate in" shall mean: "directly or indirectly, for his own benefit or for, with, or through any other person, firm, or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name." Notwithstanding the foregoing, it shall not be a breach of the provisions of this Section 14 if, after the term of this Agreement, Hayes is a passive investor in any publicly held entity and Hayes owns three (3%) percent or less of the equity interests therein.

         14.3 Restrictive Covenants Necessary and Reasonable. Hayes agrees that the provisions of this Section 14 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in this
Section 14 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

15       Injunctive Relief. Hayes, recognizing that irreparable injury shall result to the Company in the event of Hayes's breach of the terms and conditions of this Agreement, agrees that in the event of his breach or threatened breach, the Company shall be entitled to injunctive relief restraining Hayes, and any and all persons or entities acting for or with him, from such breach or threatened breach. Nothing herein contained, however, shall be construed as prohibiting the Company from pursuing any other remedies available to it by reason of such breach or threatened breach.

16       Indemnification.

         16.1 To the full extent allowed by law, the Company shall hold harmless and indemnify Hayes, his executors, administrators or assigns, against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by Hayes (net of any related insurance proceeds or other amounts received by Hayes or paid by or on behalf of the Company on Hayes's behalf in compensation of such judgments, penalties, fines, settlements or expenses) in connection with any threatened, actual or completed action, suit or proceeding, whether civil, criminal, arbitral, administrative or investigative, or any appeal in such action, suit or proceeding, to which Hayes was, is or is threatened to be made a named defendant or respondent (a "Proceeding"), because Hayes is or was a director or officer of the Company, or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary (an "Affiliate Executive") of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (each, a "Company Affiliate"). Upon authorization of indemnification of Hayes by the Board in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), Hayes shall be presumed to be entitled to such indemnification under this Agreement upon submission of a Claim (as hereinafter defined). Thereafter, the Company shall have the burden of proof to overcome the presumption that Hayes is so entitled. Such presumption shall only be overcome by a judgment or other final adjudication, after all appeals and all time for appeals have expired ("Final Determination"), adverse to Hayes establishing that such indemnification is not permitted hereunder or by law. An actual determination by the Company (including its Board, legal counsel, or its stockholders) that Hayes has not met the applicable standard of conduct for indemnification shall not be a defense to the action or create a presumption that Hayes has not met the applicable standard of conduct. The purchase, establishment or maintenance of any Indemnification Arrangement shall not in any way diminish, restrict, limit or affect the rights and obligations of the Company or of Hayes under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Hayes shall not in any way diminish, restrict, limit or affect Hayes's right to indemnification from the Company or any other Party or Parties under any other indemnification arrangement, the Certificate of Incorporation or Bylaws of the Company, or the DGCL.

         16.2 Subject only to the provisions of this Section 16.2, as long as Hayes shall continue to serve as a director and/or officer of the Company (or shall continue at the request of the Company to serve as an Affiliate Executive) and, thereafter, as long as Hayes shall be subject to any possible Proceeding by reason of the fact that Hayes was or is a director and/or officer of the Company (or served in any of said other capacities), the Company shall, unless no such policies are available in any market, purchase and maintain in effect for the benefit of Hayes one or more valid, binding and enforceable policies (the "Insurance Policies") of directors' and officers' liability insurance ("D&O Insurance") providing adequate liability coverage for Hayes's acts as a director and/or officer of the Company or as an Affiliate Executive. The Company may promptly notify Hayes of any lapse, amendment or failure to renew said policy or policies or any provision thereof relating to the extent or nature of coverage provided thereunder. In the event the Company does not purchase and maintain in effect said policy or policies of D&O Insurance pursuant to the provisions of this Section 16.2, the Company shall, to the full extent permitted by law, in addition to and not in limitation of the other rights granted Hayes under this Agreement, hold harmless and indemnify Hayes to the full extent of coverage which would otherwise have been provided for the benefit of Hayes pursuant to the Insurance Policies.

         16.3 Hayes shall have the right to receive from the Company on demand, or at his Option to have the Company pay promptly on his behalf, in advance of a Final Determination of a Proceeding all expenses payable by the Company pursuant to the terms of this Agreement as corresponding amounts are expended or incurred by Hayes in connection with such Proceeding or otherwise expended or incurred by Hayes (such amounts so expended or incurred being referred to as "Advanced Amounts"). In making any claim for payment by the Company of any expenses, including any Advanced Amount, pursuant to this Agreement, Hayes shall submit to the Company a written request for payment (a "Claim"), which includes a schedule setting forth in reasonable detail the dollar amount expended (or incurred or expected to be expended or incurred). Each item on such schedule shall be supported by the bill, agreement or other documentation relating thereto, a copy of which shall be appended to the schedule as an exhibit. Where Hayes is requesting Advanced Amounts, Hayes must also provide (i) written affirmation of such Hayes's good faith belief that he has met the standard of conduct required by law for indemnification, and (ii) a written undertaking to repay such Advanced Amounts if a Final Determination is made that Hayes is not entitled to indemnification hereunder.

         16.4 The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Hayes for an accounting of profits made from the purchase or sale by Hayes of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of any state statutory law or common law.

         16.5 All agreements and obligations of the Company contained herein shall continue during the period Hayes is a director and/or officer of the Company (or is serving at the request of the Company as an Affiliate Executive) and shall continue thereafter so long as Hayes shall be subject to any possible Proceeding by reason of the fact that Hayes was a director or officer of the Company or was serving as such an Affiliate Executive.

         16.6 Promptly after receipt by Hayes of notice of the commencement of any Proceeding, Hayes shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof, but failure to so notify the Company will not relieve the Company from any liability which it may have to Hayes. With respect to any such Proceeding:
(i) the Company shall be entitled to participate therein at its own expense;
(ii) except with prior written consent of Hayes, the Company shall not be entitled to assume the defense of any Proceeding; and (iii) the Company shall not settle any Proceeding in any manner which would impose any penalty or limitation on Hayes without Hayes's prior written consent.

17       Dispute Resolution. The Company and Hayes agree that any dispute or controversy arising between any of the Parties to this Agreement, or any person or entity in privity therewith, out of the transactions effected and relationships created in connection herewith, including any dispute or controversy involving the formation, terms or construction of this Agreement, regardless of kind or character, will be resolved through binding arbitration held in New York, NY. The only disputes not subject to mandatory, binding arbitration are requests for injunctive relief. With respect to the arbitration of any dispute or controversy, each Party understands that:

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(i) arbitration is final and binding on the Parties; (ii) each Party is waiving its right to seek certain remedies in court, including to right to a jury trial;
(iii) discovery in arbitration is different and more limited than discovery in litigation; and (iv) an arbitrators' award need not include factual findings or legal reasoning, and any Party's right to appeal or to seek modification of a ruling by the arbitrator is strictly limited.

         17.1 Each Party to this Agreement will submit any dispute or controversy to arbitration before the American Arbitration Association ("AAA") within five (5) days after receiving a written request to do so from the other Party. If any Party fails to submit a dispute or controversy to arbitration as requested, then the requesting Party may commence the arbitration proceeding. The Federal Arbitration Act will govern the proceeding and all issues raised by this Agreement to be arbitrated. Each Party to this Agreement will be bound by the determination of an arbitration panel of three members empaneled by the AAA to adjudicate the dispute. Judgment on any arbitration award may be entered in any court of competent jurisdiction.

         17.2 Any Party to this Agreement may bring an action including a summary or expedited proceeding of any such dispute or controversy in a court of competent jurisdiction and, further, may seek provision or ancillary remedies, including temporary or injunctive relief in connection with such dispute or controversy in a court of competent jurisdiction, provided that the dispute or controversy is ultimately resolved through binding arbitration conducted in accordance with the terms and conditions of Section 17. If any Party institutes legal proceedings in an effort to resist arbitration and is unsuccessful in doing so, the prevailing Party is entitled to recover, from the losing Party, its legal fees and out-of-pocket expenses incurred in connection with the defense of such legal proceedings.

18       Miscellaneous.

         18.1 Notices. Any and all notices, demands, requests or other communication required or permitted by this Agreement or by law to be served on, given to, or delivered to any Party hereto by any other Party to this Agreement shall be in writing and shall be deemed duly served, given, or delivered when personally delivered to the Party to be notified, or in lieu of such personal delivery, when deposited in the United States mail, registered or certified mail, return receipt requested, or when confirmed as received if delivered by overnight courier, addressed to the to the Party to be notified, at the address of the Company at its principal office, as first set forth above, or to Hayes at the address as first set forth above. The Company or Hayes may change the address in the manner required by law for purposes of this paragraph by giving notice of the change, in the manner required by this paragraph, to the respective Parties.

         18.2 Amendment. This Agreement may not be modified, changed, amended, or altered except in writing signed by Hayes or his duly authorized representative, and by a member of the Board.

         18.3 Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of New York. It shall inure to the benefit of and be binding upon the Company, and its successors and assigns.

         18.4 Attorney's Fees. Should any litigation or arbitration be commenced between the Parties to this Agreement concerning any provision of this Agreement, the expense of all attorneys' fees and other costs incurred in connection therewith shall be paid by the losing Party.

         18.5 Severability. Should any provision or portion of this Agreement be held

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unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

         18.6 Entire Agreement. This Agreement constitutes the sole and only agreement of the Parties hereto respecting the subject matter hereof. Any prior agreements, promises, negotiations, or representations concerning its subject matter not expressly set forth in this Agreement, are of no force and effect.

         18.7 Counterparts. This Agreement and any certificates made pursuant hereto, may be executed in any number of counterparts and when so executed all of such counterparts shall constitute a single instrument binding upon all Parties hereto notwithstanding the fact that all Parties are not signatory to the original or to the same counterpart.

         18.8 Section Headings. The Article and Section headings used in this Agreement are for reference purposes only, and should not be used in construing this Agreement.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year set forth below.

eB2B COMMERCE, INC

By:______________________                           By: _______________________
                                                        Kevin Hayes

Date:_____________________                          Date:______________________

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